Exhibit 10.21

Premise Lease Contract

Lessor: BOE Estate Management Division

Address: No. 10, Jiuxianqiao Road, Chaoyang District, Beijing

Legal Representative: Dongsheng Wang

Tel: 59756582

Fax: 59756570

Lessee: Beijing 21Vianet Broad Band Data Center Co., Ltd.

Address: No. 10, Jiuxianqiao Road, Chaoyang District, Beijing

Legal representative: Shen Chen

Tel: 84562121

Fax: 84564234

WHEREAS,

1. The Lessee has previously entered into a premise lease agreement with Lessor, which has expired.

2. The Lessee intends to renew the lease.

Pursuant to the Contract Law of People’s Republic of China, the Urban Real Estate Administration Law of People’s Republic of China and other related rules and regulations, for the sake of clarity with respect to the rights and obligations of each party, after friendly negotiations, the parties hereto have reached the following agreement (the “Agreement”) regarding the lease of the Lessor’s self-owned premise (the “Leased Premise”) on the basis of equality and mutual benefits.

3. After friendly negotiation, the Lessor agrees to provide the Lessee with electricity, water and heat (in winter), and the parties have entered into the following agreement:

Article 1: The Leased Premise and Delivery

1.1 The Leased Premise is situated at No. 10, Jiuxianqiao Road, Chaoyang District, Beijing (Building B28, Floor 2 and the Floor 2, 3 of its affiliated building).

1.2 The construction area of the Leased Premise is 4,371 square meters (including pool area) (inspected and confirmed by both parties).

1.3 The designated use of the Leased Premise: IDC data center and office.

1.4 Please refer to the exhibit for the current status of the Leased Premise and affiliated facilities (including office furniture).

1.5 The Lessor warrants that the quality of energy supply meets the relevant national and industrial standards.

Article 2	Lease term

2.1 The lease term is 3 years, from September 1, 2008 to August 31, 2011. The calculation of rent starts on September 1, 2008.

2.2 Upon expiration of lease term, the Lessee may notify the Lessor of its intention for renewal one month in advance. The Lessee shall be given priority to renew the Lease under same conditions. A new lease shall be entered into in the event of renewal

Article 3	Rent and Payment

3.1 Within 3 days after the execution of the Lease, the Lessee shall pay to the Lessor a deposit in the amount of RMB 300,000. Upon expiration or termination of the Lease, the deposit, after offsetting relevant overdue payments or other accounts payable by the Lessee, shall be returned to the Lessee (net of interests).

3.2 The rent of the Leased Premise is RMB 68/m²/day, and the property management fees are RMB 5/m²/day, with the total monthly rent being RMB 297,228 and monthly property management fees being RMB 21,855, of which the lump sum is RMB 319,083.

3.3 The rent shall be paid monthly, and the Lessee shall clear all the monthly payment outstanding before the fifth date of each month (if it is a holiday, before the date after holiday). The Lessor shall issue an invoice in accordance with relevant rules and regulations.

Article 4	Renovation and Repair of the Leased Premise

4.1 The Lessee may renovate the Leased Premise at its own expenses, however, before the renovation, the Lessor has the right to review the renovation proposal. A written approval needs to be obtained from the Lessor if the renovation involves building structure and fire prevention facilities.

4.2 The Lessee shall obtain all the necessary approvals for the renovation in accordance with applicable rules and regulations (the Lessor shall assist), and submit a copy of all the regulatory approvals from governmental agencies to the Lessor for record sake.

4.3 The Lessee shall enter into a “Renovation Safety Agreement” with the Lessor, and go through all the procedures necessary with the Lessor’s safety management department.

4.4 The Lessor shall be responsible for the maintenance and upgrade of the original building structure, exterior, exterior windows and doors (excluding glasses) and the inspection and renovation of supplemental facilities of the property( however, the Lessee is responsible if the Lessee causes damages to any of the forgoing); the Lessees shall be responsible for the maintenance of the Leased Premise and its supplemental facilities. If the Lessor fails to repair the facilities that the Lessor is responsible for, which leads to constructive events that cause monetary loss or personal injury or death to the Lessee, the Lessor shall be held liable. If the Lessee fails to repair the properties and facilities that the Lessee is responsible for, the Lessee shall be held liable for whatever loss caused thereby.

4.5 The Lessee shall use the Leased Premise and its supplemental facilities with reasonable care, and shall not dismantle, change or expand the property or set up advertisement or other installation on the exterior. If needed, a prior written consent shall be obtained from the Lessor. In case of any damages done to the Leased Premise due to inappropriate use by the Lessee, the Lessee shall be held liable for repair or compensation. The Lessee shall take care of the Lease property and its facilities, if any problem or danger is detected in respect of the areas that the Lessor is responsible for, the Lessee shall notify the Lessor in a timely manner, with an aim to solve the problem in time.

Article 5	Termination of the Agreement

5.1 In the event that this Lease cannot continue to be performed because of damage to the Leased Premise by force majeure, this Lease shall terminate; and both parties are released from obligations therein.

5.2 Within the term of the Lease, in the event of government planning or government request for demolitions (relevant documents shall be shown to the Lessee by the Lessor) of the Leased Premise, the Lessor shall notify the Lessee in writing when relevant information is available, and to the extent permitted by government, make best efforts to get turnaround time for the Lessee. In the case of the forgoing conditions, this Lease is terminated on the expiry date of the turnaround time granted by government, the Lessor is obliged to alleviate the loss of the Lessee, however, the Lessor is not obliged to compensate the Lessee.

5.3 Within the term of the Lease, in the event of central planning by the BOE Technology Group, which requires demolitions of the Leased Premise, the Lessor shall notify the Lessee in writing 3 months in advance. In this case, a reasonable turnaround time shall be designated by the lessor in writing and shall be no less than 2 months and no more than 5 months. Under the forgoing conditions, this Lease will do terminated on the expiry date of the turnaround time designated by the Lessor. The Lessor shall make reasonable compensation to the Lessee in an amount of 3 months rent.

Within the term of the Lease, if the Lessee wish to terminate the Lease in advance, the Lessee shall make reasonable compensation to the Lessor in an amount according to the last paragraph.

5.4 Within the Lease term, if there is a need for companies under the Lessee’s control or the affiliates of the Lessee to use part of the Leased Premise, the Lessee shall negotiate with the Lessor one month in advance; and on the condition of the Lessor’s written consent for sublease and that the Lessee and the sub-lessee agree to be held jointly and severally liable for the new lease, a sublease can be made as a supplemental agreement to this Lease. The Lessor will charge the Lessee RMB 5,000 for each of such sublease.

5.5 In the event of the followings, the Lessor may unilaterally terminate the Lease:

(1) without the consent of the Lessor, the Lessee transfers, subleases or lends the Leased Premise;

(2) the Lessee dismantles or alters the building structure or the exterior, or alters the use of the Leased Premise, or operates business in a way violating the Lease;

(3) delay in payment of rent or other fees payable (not in full payment) for more than 30 days;

(4) the Lessee carries out any illegal activities in the Leased Premise;

(5) the Lessee’s conduct violates any relevant standards, regulations, and caused material adverse effects to the environment surrounding the Leased Premise or other tenants;

(6) the Lessee emits excessive pollution (gas, sewage, dust, vibration, noise, etc); or even though the emission is not excessive, the emission has affected the normal life and work of other tenants; and the Lessee fails to remedy the effects upon the Lessor’s written request for remedy.

5.6 Upon termination or expiration of the Lease, the Lessee shall remove all its belongings within the turnaround time designated by the Lessor; in the absence of a designated turnaround time, the Lessee shall remove all its belongings within 7 business days after the expiration or termination date of the Lease, surrender the Leased Premise to the Lessor, and pay off all the outstanding rent, default fees and other fees payable. If the Lease is terminated according to Article 5 (3) of the Lease, the Lessor shall pay to the Lessee a compensation within 7 days after the Lessee’s surrender of the Leased Premise.

Article 6	Liabilities

6.1 The Lessee shall comply with the Lessor’s “Safety Management Agreement” (see Exhibit 3) and the relevant property management regulations, and shall be solely responsible for production safety (operation), fire prevention, security, traffic, energy saving, water saving and environmental protection, and shall be held liable for any loss that may thereby arise.

6.2 If the Lessee delays the payment of rents or other fees payable, aside from making such payments, the Lessee shall pay a default fee in the amount of 3 per cent of the total overdue payment per overdue day.

6.3 Upon termination or expiration of the Lease, if the Lessee delays in surrendering the Leased Premise to the Lessor, the Lessee shall pay a default fee in the amount of 3 times of the daily rent per overdue day. If the delay exceeds 30 business days, the Lessee will be considered giving up ownership over all its belongings in the Leased Premise, consenting to the Lessor’s disposition of such belongings, and surrendering the Leased Premise to the Lessor, except in the events stipulated in article 5 sub 2 and 3.

Article 7	Others

7.1 During the term of the Lease, the Lessor shall provide property management services to the Lessee in accordance with “Property Management Services and Standards” (see Exhibit 4).

7.2 During the term of the Lease, the Lessor shall provide electricity, running water and heating supply in accordance with the written standards requested by the Lessee and approved by the Lessor. A “Energy Supply Agreement” shall be signed by the Lessee and the Lessor.

7.3 The Lessor agrees to provide the Lessee with a 3-hole tube bundle telecommunication channel, of which the total length is 1.25 km, and charges RMB 30,000 per hole per year annually, and an annual base fee of RMB 37,500 (divided to monthly fee of RMB 3,125 to be paid monthly with rent).

A direct telephone line maintenance fee of RMB 60 per month per line, and an elevator fee of RMB662.54 per month shall be paid by the Lessee to the Lessor along with energy supply fee every month.

7.4 Within the Lease term, the Lessor shall provide parking area close by for the Lessee, the rate shall be 200 RMB/parking lot /month; 5 parking lot shall be provided.

Article 8	Dispute Resolution

If a dispute regarding this Lease can not be solved through consultations, either Party may submit the dispute to Beijing Arbitration Committee for arbitration in accordance with applicable arbitration rules.

Article 9	Outstanding Issues

With respect to any outstanding issues related to this Lease, in accordance with the Urban Real Estate Administration Law of People’s Republic of China, the parties may enter into supplemental agreements, which shall have the same legal force as this Lease.

Article 10	Validity of the Lease

This Lease shall be executed in six counterparts, 4 of which shall be held by the Lessor and 2 of which shall be held by the Lessee. The lease shall be effective upon being executed and affixed with seal by the representatives of both parties.

Lessor: BOE Estate Management Division

Representative: /s/ Ming Cai

Date: August 12, 2009

Lessee: Beijing 21Vianet Broad Band Data Center Co., Ltd.

Legal Representative: /s/ authorized representative

Date: August 11, 2009

Exhibit

Safety Management Agreement

Party A (the Lessor): BOE Estate Management Division

Party B (the Lessee): Beijing 21Vianet Broad Band Data Center Co., Ltd.

Term:

In order to protect the personal and property safety of all the clients and employees in the area, and to create a safe, harmonious, and green working and living environment, in accordance with the Production Safety Law of People’s Republic of China, Party A and Party B hereby enter into the following agreement after friendly negotiation.

1. Both parties shall comply with the Fire Prevention Law of People’s Republic of China, the Production Safety Regulations of Beijing, the Provisional Regulations on Check and Control of Hidden Risk Related to Production Accidents, the Fire prevention Administrative Rules for Organization, Enterprise and Institution, the Security Administrative Rules for Organization, Enterprise and Institution of Beijing Chaoyang District, and other relevant rules and regulations of the state and rules and regulations of Party A regarding security management of the science and technology area.

2. Party A has given a detailed introduction about the area to Party B before entering in to a Lease, especially rules and requirements regarding safety management in the Area, and Party B has promised to comply with all these rules and requirements.

3. Party A shall improve information communication with Party B in respect of safety, and assist with Party B’s familiarity with updated laws and regulations of the state.

4. On the condition that Party B provides access and egress, Party A shall be in charge of an annual inspection and test of all the tubes and valves of the fire hydrants in interior walls, and the maintenance, repair and renewal of the above mentioned facilities; the inspection results shall be submitted to Party B in the form of report.

5. The safety management department of Party A has the rights to inspect and examine fire prevention, security and check and control of hidden risks conditions of the Party B, and suggest in improvements.

6. Party B shall be responsible for the operation, production safety, fire prevention, security, traffic and environment protection issues within the Leased Premise or areas for its exclusive use. A monitor and management system for hidden risks shall be established, relevant rules and regulations shall be implemented and a liability system shall be established.

7. Party B shall install adequate and qualified fire prevention equipments and facilities, fire prevention signs and emergency lighting within the Leased Premise or areas for its exclusive use; carry out routine maintenance and annual inspection, and ensuring the good status of fire prevention equipments and facilities.

8. Party B shall carry out inspection, maintenance and renewal of the fire hydrants within the Leased Premise or areas for its exclusive use, and designate a person to be in charge of record keeping.

9. Party B shall ensure that, within the Leased Premise or areas for its exclusive use, all the emergency access and egress are unimpeded and all the fire prevention equipments and facilities are in good condition.

10. Party B shall not alter, cover or disable any fire prevention facilities in within the Leased Premise or areas for its exclusive use.

11. Party B shall instruct all its visitors about traffic safety rules of the area; maximum speed of motor vehicles shall not exceed 15 kilometers/hour; motor vehicles shall take the initiative to yield to the pedestrians, park at designated lots, and follow instructions of security.

12. Party B shall not alter any supplemental facilities within the Leased Premise or areas for its exclusive use (such as water, electricity, gas, and heating supply and fire prevention equipments), if there is any special needs, approval from the business division of the Area shall be obtained.

13. Before carrying out renovation or alteration of the Leased Premise, a plan needs to be made by a qualified designer, approval needs to be obtained from the business division of the Area, and relevant registrations need to be made with relevant government agencies, and filing with the security division of BOE Technology Group for record sake is needed. If use of fire or electric solder is needed, a certificate needs to be obtained from the security division of BOE Technology Group.

14. If any ground breaking is needed (e.g. trenching), an approval from the business division of the area needs to be obtained, and care needs to be exercised not to harm any construction workers, or cause damages to underground cables, tubes or sewage system.

15. Party B’s operations (such as business operation, construction and logistics) in the area shall not interfere with the normal working and living environment of other tenants, or destroy the surrounding and greenery (noise, vibration, odor and dust emission shall comply with the national standards). Industrial wastewater needs to be processed to meet standards before emission; industrial waste shall not dispose within the area.

16. Night crew of security needs to be employed by the Party B for emergency.

17. If Party B intends to install any special purpose equipments within the Leased Premise or areas for its exclusive use, relevant rules and regulations of the State Bureau of Quality and Technical Supervision need to be complied with.

18. In case of any inconsistency between this agreement and the applicable laws and regulations, the laws and regulations shall prevail.